EXHIBIT 99.1

LTX-Credence Sets Date for Reverse Stock Split

MILPITAS, Calif., Sept. 16, 2010 (GLOBE NEWSWIRE) -- LTX-Credence Corporation (Nasdaq:LTXC) today announced that its Board of Directors has determined to proceed with the one-for-three reverse stock split previously approved by its stockholders. LTXC expects to file Restated Articles of Organization on September 30, 2010 in order to effect the reverse stock split, and on a post-split basis, set the number of authorized shares of its common stock at 150,000,000. The Restated Articles of Organization were approved by LTX-Credence's stockholders at the Special Meeting of Stockholders held on July 8, 2010.

Upon the effective time of the Restated Articles of Organization, each outstanding share of LTX-Credence common stock will automatically be changed into one-third of a share of common stock. No fractional shares will be issued in connection with the reverse stock split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will receive cash in lieu of the fractional share. LTX-Credence expects the reverse stock split to become effective for trading purposes at the opening of the market on October 1, 2010.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding LTX-Credence's plans to proceed with a one-for-three reverse stock split and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward‑looking statements within the meaning of the United States securities laws, including the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions) should also be considered to be forward‑looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results or events to differ materially from those stated or implied, including, but not limited to, uncertain global economic and industry conditions, the duration and severity of the current economic climate, fluctuations in business and consumer spending, fluctuations in LTX-Credence's sales and operating results, risks related to the timely development of new products, options and software applications, as well as the other risks described in LTX-Credence's filings with the U.S. Securities and Exchange Commission, including those included under the heading "Business Risks" in LTX-Credence's Quarterly Report on Form 10-Q for the quarter ended April 30, 2010. LTX-Credence disclaims any intention or obligation to update any forward‑looking statements as a result of developments occurring after the date of this press release.

About LTX-Credence Corporation

LTX-Credence is a global provider of ATE solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.ltxc.com.

CONTACT: LTX-Credence Corporation
         Rich Yerganian
         781.467.5063
         rich_yerganian@ltxc.com